    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 1996

                                                     REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 TELEDYNE, INC.
             (Exact name of Registrant as specified in its charter)

         DELAWARE                 95-2282626
      (State or other          (I.R.S. Employer
      jurisdiction of           Identification
     incorporation or              Number)
       organization)

                             2049 CENTURY PARK EAST
                         LOS ANGELES, CALIFORNIA 90067
                                 (310) 277-3311

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                             JUDITH R. NELSON, ESQ.
                         GENERAL COUNSEL AND SECRETARY
                             2049 CENTURY PARK EAST
                         LOS ANGELES, CALIFORNIA 90067
                                 (310) 277-3311

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                                WITH COPIES TO:

             Alvin G. Segel, Esq.                            D. Stephen Antion, Esq.
                Irell & Manella                                 O'Melveny & Myers
           1800 Avenue of the Stars                           400 South Hope Street
         Los Angeles, California 90067                    Los Angeles, California 90071
                (310) 277-1010                                   (213) 669-6000

                           --------------------------

    APROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement as determined by market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
-------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
-------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                        CALCULATION OF REGISTRATION FEE

                                                                                        PROPOSED MAXIMUM
                                                                      PROPOSED MAXIMUM     AGGREGATE
                                                      AMOUNT TO BE     OFFERING PRICE       OFFERING         AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED     REGISTERED       PER NOTE (1)       PRICE (1)      REGISTRATION FEE
Debt Securities...................................    $400,000,000          100%          $400,000,000      $137,932.00

(1) Estimated solely for the purpose of calculating the registration fee.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED JANUARY 31, 1996

[LOGO]
                                 TELEDYNE, INC.

                                DEBT SECURITIES

                               ------------------

    Teledyne, Inc. ("Teledyne" or the "Company") may from time to time offer unsecured debt securities consisting of debentures, notes and/or other unsecured evidences of indebtedness (the "Debt Securities") in one or more series in an aggregate offering price of up to $400,000,000 (or the equivalent in foreign denominate currency or units based on or relating to currencies). The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of sale. The accompanying Prospectus Supplement sets forth, with regard to the series of Debt Securities in respect of which this Prospectus is being delivered, the title and the terms of the Debt Securities, including the aggregate principal amount, authorized denominations (which may be in United States dollars, in any other currency or in units based on or relating to currencies), maturity, rate (which may be fixed or variable), if any, and time of payment of any interest, any redemption, extension or early repayment terms, any provision for sinking fund payments, any index, formula or other method used to determine the amount of principal, premium, if any, or interest, any listing on a securities exchange, the initial public offering price, the net proceeds to the Company and other specific terms relating to the offering and sale of such series of Debt Securities.

    The Company may sell the Debt Securities to or through underwriters and may also sell Debt Securities directly to other purchasers or through agents. Such underwriters may include Goldman, Sachs & Co. or may be a group of underwriters represented by firms including Goldman, Sachs & Co. Goldman, Sachs & Co. may also act as agents. See "Plan of Distribution". The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION NOR HAS  THE
       SECURITIES  AND  EXCHANGE COMMISSION  OR ANY  STATE SECURITIES
           COMMISSION PASSED  UPON THE  ACCURACY OR  ADEQUACY  OF
               THIS  PROSPECTUS.  ANY REPRESENTATION  TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                              GOLDMAN, SACHS & CO.

                                ----------------

               The date of this Prospectus is             , 1996

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such material can be obtained by mail from the Public Reference Section of the
Commission, at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy and information statements and other information can be inspected and copied at the public reference facility referenced above and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. Such reports, proxy and information statements and other information concerning the Company can also be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and at the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

    The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                            ------------------------

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following document filed with the Commission pursuant to the Exchange Act is incorporated herein by reference:

        1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and shall be deemed a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which is also, or is deemed to be, incorporated by reference, modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded. The Company will provide without charge to each person to whom this Prospectus has been delivered, on written or oral request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference into such documents) of any or all documents incorporated by reference in this Prospectus. Requests for such copies should be addressed to Secretary, Teledyne, Inc., 2049 Century Park East, Los Angeles, California 90067, telephone number (310) 277-3311.

                                  THE COMPANY

    The  following summary  is qualified  in its  entirety by  the more detailed
information  and  financial  statements   incorporated  by  reference  in   this
Prospectus.

    Teledyne, Inc. ("Teledyne" or the "Company") is a technology-based manufacturing corporation serving worldwide customers with commercial and government-related aviation and electronics products; specialty metals for consumer, industrial and aerospace applications; and industrial and consumer products. Teledyne was incorporated in the state of Delaware in 1960. The Company's principal executive offices are located at 2049 Century Park East, Los Angeles, California 90067, and its telephone number is (310) 277-3311.

COMPANY OVERVIEW

    During 1992-94, Teledyne divested over thirty businesses with total sales of about $750 million. The decision to divest was based on whether the businesses fit into Teledyne's model of technology-based, manufacturing businesses with attractive futures and synergistic prospects with other Teledyne businesses.

    Beginning in mid-1993, and extending through 1994, Teledyne undertook a major realignment of its continuing businesses, consolidating them into fewer operating companies, eliminating an entire layer of corporate management and 1,200 overhead and support positions. The intent of the realignment was to streamline operations to allow more successful exploitation of business opportunities, enable the Company to compete more effectively in today's increasingly complex business environment, give Teledyne greater concentration and increased focus in the markets in which it competes, and better serve customers through more robust operating units. The Company believes that the resulting operating units provide Teledyne with a strong platform for ProfitableGrowth.

    The Company's strategy emphasizes building on its strongest market positions, through both internal growth and acquisitions. The business plans of the Company's operating units concentrate on four central themes: (1) business renewal and growth through process improvement and new product development; (2) expanded international business, requiring internationally competitive costs and products; (3) developing commercial products from defense technologies, drawing on Teledyne's expertise in devices and components which have direct commercial application; and (4) acquisition of businesses highly complementary to Teledyne's existing businesses that add market share or geographic reach to operations where the Company already has a strong position.

    The Company believes that its strategy is already bearing fruit. Sales and earnings from continuing operations for 1995 increased significantly over 1994. Three acquisitions completed in 1995 should deliver over $100 million in sales in 1996. All three of these acquisitions add market share and international reach to businesses where Teledyne already had strong positions in North American markets. New products introduced during 1995 are expected to contribute to 1996 performance. The Company sees long-term growth opportunities across many of its businesses and seeks to increase market strength and focus within fewer businesses through careful allocation of capital spending, selected complementary acquisitions, and occasional divestitures of non-complementary businesses.

    Teledyne will continue to operate a diversified set of businesses, though certainly fewer in number than in the past. These businesses provide multiple opportunities to share resources, cross-fertilize ideas and technology, and collaborate on initiatives that one business could not pursue alone, leading to overall Teledyne performance greater than what the individual businesses would produce on their own.

    Finally, by the end of 1995, the Company had resolved numerous legal matters, mostly disputes with the U.S. government over events that had occurred in government contracting or government licensed businesses largely during the 1980's or earlier, including all issues believed to entail significant economic threats to the Company. Over the past few years, Teledyne has developed and implemented a comprehensive business ethics and compliance program, for both its commercial and government businesses, designed to prevent or significantly reduce the likelihood of a repetition of the circumstances that gave rise to these prior legal matters.

    The following is a description of Teledyne's products and services by business segment:

AVIATION & ELECTRONICS SEGMENT

    Operating companies in Teledyne's Aviation & Electronics Segment provide the following products and services:

    ELECTRONIC COMPONENTS AND DEVICES

    A wide range of electronic chips, components and devices are designed, manufactured and sold worldwide for a variety of aerospace, defense-related, medical, industrial and consumer applications.

    Teledyne's hybrid microcircuits are widely used in military, space, industrial and medical applications. These compact and complex electronic building blocks combine multiple transistors and integrated circuits in multi-chip modules where small packaging sizes, reliability and light weight are of paramount importance. Thousands of these microcircuits, the size of postage stamps, have been produced, and are providing the precise control required for heart pacemakers and interplanetary missions, as well as many other uses.

    Using advanced microcircuit technology and encryption algorithms, Teledyne is developing equipment to provide cryptographic security for commercial wideband telecommunications applications.

    On a still larger scale are Teledyne's high power traveling wave tubes, used to transmit thousands of telephone conversations or a dozen television channels around the world simultaneously via satellite networks. Similar types of traveling wave tubes are used in the latest airborne and ground-based electronic countermeasure equipment.

    In the microwave industry, Teledyne is a leading supplier of ferrite components and switching devices, as well as filters, oscillators and integrated subsystems. Monolithic microwave integrated circuits are provided for both commercial and military applications.

    Other components include operational amplifiers, digital-analog converters, miniature relays, hybrid switching devices, radar augmenters, lower power microwave tubes, flexible printed-circuit interconnections, and switches.

    AVIATION PROPULSION SYSTEMS

    Aviation propulsion systems, both piston and small gas turbine engines, are designed, manufactured and sold domestically and internationally for general aviation and defense-related purposes. The piston engine products, sold under the Continental name, are used by several general aviation aircraft original equipment manufacturers (OEMs) and after-market suppliers. Continental's piston engines have been powering airplanes for 60 years, and today about half of the general aviation piston engines produced in the United States are built by Teledyne and used worldwide. The small gas turbine engines are used primarily in aerial targets, drones and cruise missiles.

    ENGINEERING SERVICES

    A wide range of engineering services are provided to government defense and aerospace customers as well as commercial customers. These services include equipment design and engineering support for scientific experiments flown on the space shuttle and systems engineering support for ballistic missile defense programs. In addition, computer software has been developed for simulations and hardware performance evaluations. Recent broadening of the range of engineering services include high-technology environmental cleanup, initially applied to the aftereffects of long term storage of chemical munitions.

    SENSING, ANALYSIS AND INSTRUMENTATION SYSTEMS AND INSTRUMENTS

    A diverse range of sensing, analysis and instrumentation systems and instruments are designed, manufactured and sold to a number of customers, including the Federal Aviation Administration, domestic and foreign airlines, commercial aircraft OEMs, and a broad base of companies in different industrial sectors.

    Teledyne currently produces equipment for telemetering data from remote sources, which is used by major airlines and helicopter fleets to record in-flight performance and maintenance data on their aircraft.

    Sensors, analyzers (on-line and portable), and custom-engineered systems incorporate a broad range of principles of measurement, including electrochemical, electrolytic diffusion, chemiluminescence, absorption photometry, thermal conductivity, flame ionization, and catalytic oxidation.

    Oxygen sensors from this line stand out due to their accuracy, sensitivity, rugged reliability, and application versatility. Photometric detectors for specific chemicals cover the complete spectrum of absorption analysis, from ultraviolet to visible to infrared wave-lengths. Polarographic sensors for carbon monoxide and hydrogen sulfide gas analysis also monitor chlorine, fluorine, and reducing gases.

    Teledyne's 3DQ Discovery ion trap mass spectrometer offers portability and compactness along with a parts-per-trillion sensitivity for petrochemical, industrial, pharmaceutical, biotechnical, and environmental applications.

    Teledyne produces equipment which supports geophysical exploration and analysis for oil and gas exploration surveys and the measurement of seismic earth motion. Teledyne is a leading global manufacturer of a family of hydrophones based on piezoelectric ceramics. For over a half century, precise seismometers developed and manufactured by Teledyne have provided advanced capabilities for detecting natural and man-made earth motion. The innovation continues with smaller, more sensitive instruments and microprocessor-based, portable systems which quickly extract and analyze seismic information.

    CONTROLLED EXPLOSIVE DEVICES

    Controlled explosive devices are designed, manufactured and sold for defense-related, aerospace and commercial purposes. These devices are used in a wide range of pilot ejection systems, airframe separation and other similar aerospace-related systems. Commercially, the devices are used in vehicle airbags and petroleum industry drilling systems, among other uses.

    UNMANNED AERIAL VEHICLES AND TARGETS

    Unmanned aerial vehicles and targets are designed, manufactured and sold for defense-related purposes to the U. S. government and to the international market. The Company's expertise in airframe manufacture goes back to Charles Lindbergh's Spirit of St. Louis which was built by Ryan Airlines, Inc., forerunner of today's Teledyne Ryan Aeronautical. More than 25 types of remotely piloted aircraft, usually called Unmanned Air Vehicles (UAVs), have been built by Teledyne, in both supersonic and subsonic versions. These recoverable and reusable vehicles are used for sophisticated military missions, such as reconnaissance, with the pilots safely flying them from remote control centers. Currently, the Company is developing the technically sophisticated "Global Hawk" UAV for the U.S. Government under the Tier II+ program. Through the production of sophisticated UAVs, Teledyne has also developed broad expertise in the use of advanced materials, such as graphite composites, and has facilities for the numerically controlled machining of airfoils from honey-comb materials.

    Teledyne Ryan Aeronautical also builds the airframe for the U.S. Army's Apache attack helicopter and manufactures airframe components and subassemblies for commercial aircraft.

SPECIALTY METALS SEGMENT

    The products of this business segment derive from the practical application of leading edge metallurgical science. Unique product characteristics relate to the particular properties of the alloys melted and the various processing techniques employed to add value for customers.

    Operating companies in Teledyne's Specialty Metals Segment offer a number of products including:

    SUPERALLOYS AND SPECIALTY STEELS

    High-purity and high-performance superalloys, and specialty steels are refined and processed for worldwide customers in aerospace, biomedical, marine, oil and gas, gas turbine, chemical processing, nuclear and transportation industries. Advanced melting and refining capabilities are used by Teledyne to produce alloys meeting ultra high purity requirements. Subsequent billet forging and rod and bar rolling provide "long products" to meet exacting standards of high temperature strength, corrosion resistance, and other special properties.

    Teledyne high-speed steels are used for lathe bits, drills, milling cutters, taps and dies and other cutting tools. Related alloy steels, including a cobalt-free maraging grade, are produced for bearings, gears, special aerospace hardware and high-strength applications.

    THIN-ROLLED METALS

    All types of metals processed to foil thinness over an extensive range of widths and finishes meet the specialized needs of a diverse international customer base. These customers use the thin-rolled metal to fabricate products ranging from automobile components to photographic, medical, telecommunication, aerospace, personal computer and consumer products. Of equal importance to the dimensional precision of these products is Teledyne's ability to provide engineered coatings of adhesives, vinyl, epoxies, polyurethanes, and acrylics. Custom roll forming, stretch forming and tube drawing capabilities round out the thin metal product offerings. A significant portion of these products is distributed through a network of seven service centers, some located in foreign countries.

    REFRACTORY AND REACTIVE METALS

    Teledyne is a leading U.S. producer of zirconium, a highly corrosion-resistant metal that is transparent to neutrons. It is used for fuel tubes and structural parts in nuclear power reactors and for corrosion-resistant chemical industry applications. Other users of zirconium include the jewelry and personal hygiene industries. Hafnium, derived as a by-product of zirconium, is used for control rods in nuclear reactors due to its ability to absorb neutrons.

    Niobium, also known as columbium, is used as an alloying element in the manufacture of many steels. The higher quality grades produced by Teledyne are used in superalloys for jet engines and special alloys for aerospace applications such as rocket nozzles. When alloyed with titanium, niobium is manufactured into superconducting wire for high-strength magnets used in MRI machines for body-scanning, accelerators for high-energy physics, and fusion energy projects for future generation of electricity.

    Teledyne produces titanium alloys for medical, aerospace, chemical processing, electronic and sporting goods applications. Tantalum, one of the most corrosion resistant metals, is produced for medical implants, chemical process equipment, and aerospace engine components.

    TUNGSTEN PRODUCTS

    Teledyne is a major producer of tungsten and tungsten carbide powders and mill products. Wrought or ductile tungsten products are used in diverse applications including light bulb filaments, inert gas welding electrodes, electrical contacts and aircraft counterweights.

    Teledyne produces a line of sintered tungsten carbide products, some of which approach the hardness of diamonds. These cemented carbide products are used as super-hard cutters in the high-speed machining and cutting of steel and other applications where hardness and wear resistance are important. Technical developments related to ceramics, coatings and other disciplines are incorporated in these products.

    Molybdenum, a sister metal to tungsten, which also has a very high melting point, is produced by Teledyne in powder form and then shaped into solid forms through powder metallurgy techniques. It is an important alloying element for steels and is used for plasma arc spraying of piston rings for electrodes in glass melting and for structural parts in high temperature furnaces.

    FORGINGS AND CASTINGS

    Teledyne also provides forging and casting services to customers across the industrial spectrum. In addition to supplying the transportation, construction and other basic industries, Teledyne can forge the more difficult alloys which are used in aerospace, medical implants and other critical applications.

    Teledyne casts a variety of metals into products ranging from diesel locomotive engine blocks and paper rolls to lightweight aluminum and magnesium aircraft parts. Housings and parts are made for power generation equipment, tools and automobiles.

INDUSTRIAL SEGMENT

    Operating companies in Teledyne's Industrial Segment provide the following products:

    NITROGEN GAS SYSTEMS

    Nitrogen gas springs and pressure systems are designed, manufactured and sold internationally to industries that, as part of their manufacturing processes, must form metal. These industries include automobile, appliance and can-making. These gas systems overcome manufacturing difficulties encountered with mechanical and air or hydraulic pressure systems.

    DIES AND MOLDS

    Metal   stamping  dies  and  plastic  compression  molds  are  designed  and manufactured and sold primarily for the domestic automotive and truck parts industries.

    VALVES, PUMPS AND BOOSTERS

    Many   different  types  of   valves,  pumps  and   boosters  are  designed,
manufactured and sold domestically and internationally to transportation, chemical processing, pharmaceutical, and industrial customers.

    TRANSPORTABLE MATERIAL HANDLERS

    Teledyne designs and manufactures, through domestic and foreign operations, a series of specialty forklifts that ride as outriggers on delivery trucks. This saves valuable cargo space, and the product's light weight transportability makes it especially useful for the efficient on-site movement of cargo, such as at construction sites.

    MINING AND CONSTRUCTION EQUIPMENT

    Rugged, high-performance equipment such as breakers, boom systems and scalers, are designed and manufactured for the construction, quarry and mining industries.

    MILITARY VEHICLE ENGINES AND SUSPENSION SYSTEMS

    Teledyne produces air and liquid cooled, gasoline and diesel fueled engines. The heavy-duty, turbo-charged, diesel engines approach 1,750 horsepower and are used in tanks, mobile artillery and tank recovery vehicles.

    In addition, Teledyne develops and manufactures suspension systems for military and commercial heavy vehicles.

CONSUMER SEGMENT

    Operating companies in Teledyne's Consumer Segment manufacture a number of specialty products including:

    POOL EQUIPMENT AND HEATING SYSTEMS

    The Company manufactures under the Teledyne Laars brand name a variety of heating and water treatment systems for residential and commercial swimming pools and spas, including MAXX-PURE-TM-, a sanitizing system for pools that uses advanced ozone technology. The Hi-E line of swimming pool heaters is up to 97 percent efficient and produces very low environmental emissions. The Company also produces a full line of water heating equipment that provides hot water for commercial, residential and industrial space and water heating.

    ORAL HEALTH PRODUCTS

    A family of consumer and professional oral health products and devices are designed, manufactured and sold primarily through retail merchandisers and professional dental networks. These products include a high-speed, electronically controlled toothbrush, other automatic toothbrush models, and oral irrigation devices that are sold under the brand name of Teledyne Water Pik-Registered Trademark-. Teledyne also produces apparatus and products used in professional dental practices.

    SHOWERHEADS

    Also marketed under the Teledyne Water Pik brand name are pulsating shower heads in a wide range of models. Teledyne designs and manufactures the showerheads which sell through domestic and foreign mass merchandise and specialty retail outlets.

    RESIDENTIAL WATER FILTRATION

    A family of residential water filtration devices are designed and manufactured for domestic and foreign consumers and sold primarily through mass merchandise and specialty retail outlets. The Instapure-TM- line includes faucet-mounted, under-the-counter and whole house water filters for improving the quality of water used in the home. The Pour-Thru Water Filter-TM- for home water filtration removes chlorine, sediment, lead and pesticides from residential water, employing a filter which is made of 100 percent natural ingredients and is biodegradable. Teledyne's water filtration product line is one of the few that can be adapted for most of the water delivery systems throughout the world.

    COLLAPSIBLE TUBES

    Metal, laminate and plastic collapsible tubes are designed, manufactured and sold to domestic and foreign companies that package pharmaceutical, dentifrice, cosmetic, toiletries, food, household and industrial products.

                                USE OF PROCEEDS

    Except as may be set forth in an applicable Prospectus Supplement accompanying this Prospectus, the net proceeds from the sale of the Debt Securities offered hereby will be used to refinance certain debt and for other general corporate purposes, including investments in, and extensions of credit to, the Company's subsidiaries. Prior to such use, the funds may be used to reduce short-term borrowings or may be invested in short-term, high-quality marketable securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated:

              FISCAL YEAR ENDED DECEMBER 31,
           -------------------------------------
  1995        1994         1993         1992         1991
---------     -----        -----        -----        -----
6.0            (A    )         3.1          2.3       (A    )

    For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. For this purpose, earnings consist of net earnings from continuing operations plus income taxes and fixed charges, excluding capitalized interest, if any. Fixed charges consist of interest expense, capitalized interest, if any, that portion of rent expense as is representative of the interest factor and amortization of debt expense and discount or premium.

    Excluding unusual income (charges) of ($107.6 million) in 1991, $4.7 million in 1992, $22.4 million in 1993, ($134.3 million) in 1994 and $50.7 million in 1995, the ratio of earnings to fixed charges would have been 2.1 in 1991, 2.3 in 1992, 2.7 in 1993, 3.5 in 1994 and 5.0 in 1995. Unusual charges included charges to resolve U.S. government contracting and exporting matters of ($19.7 million) in 1992, ($16.6 million) in 1993 and ($136.8 million) in 1994. In addition, unusual income (charges) included restructure charges of ($107.6 million) in 1991 and ($1.4 million) in 1993 and gains related to the sales of businesses and the sale of an investment in Litton Industries common stock of $24.4 million in 1992, $40.4 million in 1993, $2.5 million in 1994 and $50.7 million in 1995.

(A) The deficiency of earnings to cover fixed charges was $31.8 million in 1991 and $3.7 million in 1994.

                         DESCRIPTION OF DEBT SECURITIES

    The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

    Offered Debt Securities (as defined below) are to be issued under an Indenture, dated as of January 30, 1996 (the "Indenture"), between the Company and Mellon Bank, N.A., as Trustee (the "Trustee"). The statements under this caption relating to the Debt Securities and the Indenture are summaries, do not purport to be complete and are subject to and qualified in their entirety by reference to all of the provisions of the Indenture, a copy of which is filed as an exhibit to the Registration Statement, including the definitions therein of certain terms and certain provisions which are made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. Capitalized terms used in the following summaries and not otherwise defined herein shall have the meanings ascribed to them in the Indenture. Section numbers set forth below refer to provisions of the Indenture.

GENERAL

    The Debt Securities will be unsecured obligations of the Company. The Company currently conducts a significant portion of its business through subsidiaries. The creditors of the Company, including the Holders of Debt Securities, may be effectively subordinated to any Debt incurred by the subsidiaries of the Company. At December 31, 1995, Debt of the subsidiaries of the Company, including capitalized lease obligations, was approximately $31.9 million (exclusive of indebtedness owed to the Company by any of its subsidiaries). The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder, and provides that Debt Securities may be issued thereunder from time to time in one or more series.

    Reference is made to the Prospectus Supplement relating to the particular Debt Securities offered thereby (the "Offered Debt Securities") for the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the Person to whom any interest shall be payable, if other than the registered holder on the Regular Record Date; (4) the date or dates on which the Offered Debt Securities will mature; (5) the rate or rates (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any, the date or dates from which such interest will accrue, the dates on which such interest, if any, will be payable, the regular record dates for such interest payment dates and the manner in which interest and principal shall be paid; (6) the place or places where principal of (and premium, if any) and interest on Offered Debt Securities shall be payable (the "Place of Payment");
(7) if applicable, the price at which, the periods within which, and the terms and conditions upon which the Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company or at the option of a Holder; (8) any mandatory or optional sinking fund or analogous provisions;
(9) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which Offered Debt Securities will be issuable; (10) if other than the currency of the United States, the currency (which may include composite currencies) of payment of principal of (and premium, if any) and interest on the Offered Debt Securities and the manner of determining the equivalent thereof in the currency of the United States for purposes of determining the outstanding amount of Securities; (11) if applicable, the terms and conditions upon which the Company or Holders of Offered Debt Securities may elect to make or receive payments of the principal of (and premium, if any) or interest on the Offered Debt Securities in a currency other than that in which the Offered Debt Securities are stated to be payable and the manner of determining the equivalent thereof in the currency of the United States for purposes of determining the outstanding amount of Securities; (12) any index used to determine the amount of payments of principal of and premium, if any, and interest on the Offered Debt Securities; (13) the portion of the principal amount of the Offered Debt Securities, if other than the entire principal amount thereof, payable upon acceleration of maturity thereof; (14) any additional Events of Default with respect to the Offered Debt Securities other than those set forth in the Indenture; (15) if applicable, a statement that the Offered Debt Securities are not subject to the defeasance or covenant defeasance sections of the Indenture as described below under "Defeasance"; (16) whether the Offered Debt Securities shall be issued in whole or in part in the form of one or more Global Securities and, in such case, the Depositary for such Global Security or Securities; and (17) any other terms of the Offered Debt Securities not inconsistent with the provisions of the Indenture. (Section 301)

    Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities are to be issued as registered securities without coupons in denominations of $1,000 or any integral multiple of $1,000. (Section
302) No service charge will be made for any transfer or exchange of such Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

    Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

CERTAIN COVENANTS OF THE COMPANY

LIMITATION ON MORTGAGES

    The Indenture provides that the Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Mortgage upon any property of the Company or any Subsidiary (whether such property is now owned or hereafter acquired) without in any case effectively providing that the Debt Securities (together with, if the Company shall so determine, any other Debt of or guaranteed by the Company or such Subsidiary ranking equally with the Debt Securities then existing or thereafter created) shall be secured equally and ratably with the obligation secured by such Mortgage, except that the foregoing restrictions shall not apply to (a) Mortgages on property of any Person existing at the time such Person becomes a Subsidiary; (b) Mortgages on property existing at the time of acquisition thereof, or to secure the payment of all or any part of the purchase price of such property, or to secure Debt incurred or guaranteed for the purpose of financing all or any part of the purchase price of such property or improvements or construction (including any improvements on any existing property) thereon, which Debt is incurred or guaranteed prior to, at the time of, or within 180 days after the later of such acquisition or completion of such improvements or construction or commencement of full operation of such property, provided that the Mortgage shall not apply to any property theretofore owned by the Company or a Subsidiary other than the real property on which such construction or improvement is located; (c) Mortgages securing indebtedness owing by any Subsidiary to the Company or another Subsidiary; (d) Mortgages on property of a Person existing at the time such Person is merged into or consolidated with the Company or a Subsidiary or at the time of a purchase, lease or other acquisition of the property of a Person as an entirety or substantially as an entirety by the Company or a Subsidiary

(and not incurred in anticipation of the financing of such merger or acquisition); (e) Mortgages on property of the Company or a Subsidiary in favor of any Person to secure partial, progress, advance or other payments pursuant to any contract or statute or in favor of the United States of America or any State thereof, or any department, agency, instrumentality or political subdivision thereof, or in favor of any other country, or any political subdivision thereof, to secure any Debt incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages (including, but not limited to, Mortgages incurred in connection with pollution control, industrial revenue bond or similar financings); (f) Mortgages existing on January 30, 1996; (g) Permitted Mortgages; and (h) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in the foregoing clauses (a) to (g), inclusive. Notwithstanding the above, the Company and one or more Subsidiaries may issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate amount of such Debt then outstanding (not including secured Debt permitted under the foregoing exceptions) at such time does not exceed 10% of the Consolidated Net Tangible Assets of the Company and its consolidated Subsidiaries as of the end of the latest fiscal year. (Section 1004)

LIMITATIONS ON SALE AND LEASEBACK TRANSACTIONS

    The Indenture provides that Sale and Leaseback Transactions by the Company or any Subsidiary of any property are prohibited unless the Company or such Subsidiary would be entitled to issue, assume or guarantee Debt secured by the property involved at least equal in amount to the Attributable Debt in respect of such transaction without equally and ratably securing the Debt Securities, provided that such Attributable Debt shall thereupon be deemed to be Debt subject to the provisions of the preceding paragraph. (Section 1005)

LIMITATIONS ON CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Indenture provides that the Company may not merge into or consolidate with any entity, or transfer, convey or lease its assets substantially as an entirety, unless the successor entity is a corporation incorporated under the laws of the United States of America, any State thereof or the District of Columbia, and assumes the Company's obligations on the Indenture and the Debt Securities, and after giving effect to such transaction there would not be an Event of Default or event which, after notice or lapse of time or both, would become an Event of Default under the Indenture. (Section 801)

    If upon any consolidation with or merger of the Company into any other corporation, or upon any sale, conveyance or lease of the Company's properties substantially as an entirety, any property of the Company or of any Subsidiary would thereupon become subject to any Mortgage, the Company or the Subsidiary, prior to such event, will secure the Debt Securities equally and ratably with any other obligations of the Company then entitled thereto, unless such Mortgage is permitted under the provisions described under "Limitations on Mortgages" above. (Section 801)

CERTAIN DEFINITIONS

    "Attributable Debt" is defined under the Indenture as the present value (discounted at the rate of interest implicit in the terms of the relevant lease) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

    "Consolidated Net Tangible Assets" is defined under the Indenture, with respect to any Person, as the total assets appearing on the most recent consolidated balance sheet of such Person and its Subsidiaries plus the LIFO (last-in, first-out) inventory reserve, if any, less the following: (1) current liabilities (excluding (a) any which are, by their terms, extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (b) current liabilities with respect to pension plans and post-retirement medical benefits to the extent that they may be satisfied from surplus in any of such Person's or its Subsidiaries' benefit plans); (2) reserves for depreciation and other asset valuation reserves; (3) intangible assets such as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense; and (4) minority interests of other Persons holding stock in any majority-owned Subsidiary of such Person.

    "Debt" is defined under the Indenture, with respect to any Person, as (without duplication) (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with generally accepted accounting principles, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument, (e) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, and (f) all indebtedness secured by any Mortgage on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

    "Mortgage" is defined under the Indenture as any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

    "Permitted Mortgages" is defined under the Indenture as the following types of Mortgages:

        (a) Mortgages for taxes, assessments or governmental charges or claims if the same shall not at the time be delinquent or thereafter can be paid without penalty or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on the books of the Company;

        (b) statutory Mortgages of landlords and Mortgages of carriers, warehousemen, mechanics, repairmen, suppliers and materialmen and other similar Mortgages imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor;

        (c) Mortgages incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or retirement benefits, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, reimbursement obligations under letters of credit or bank guarantees serving a function similar to letters of credit, performance and return-of-money bonds and other similar obligations (in each case exclusive of obligations for the payment of borrowed money);

        (d) any attachment, judgment or settlement Mortgage as to which the Company or any Subsidiary has not exhausted its appellate rights and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on the books of the Company;

        (e) leases or subleases granted to others not adversely affecting in any material respect the ordinary conduct of the business of Company or any Subsidiary;

        (f) easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title, surface uses, servitudes, permits and other similar charges or encumbrances not adversely affecting in any material respect the ordinary conduct of the business of the Company or any Subsidiary;

        (g) any (i) interest or title of a lessor or sublessor under any lease permitted by the Indenture, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii);

        (h) Mortgages arising from filing Uniform Commercial Code financing statements relating solely to leases permitted by the Indenture or any sale of accounts receivable; and

        (i) Mortgages in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "Sale and Leaseback Transaction" is defined under the Indenture as any arrangement with any Person providing for the leasing by the Company or any Subsidiary of any property of the Company or any Subsidiary, whether such property is now owned or hereafter acquired (except for leases for a term of not more than three years, except for leases between the Company and a Subsidiary or between Subsidiaries and except for leases of a property or subsequent improvement entered into within 180 days after the later of the acquisition, completion of construction or commencement of full operation of such property or subsequent improvement), which property or subsequent improvement has been or is to be transferred by the Company or such Subsidiary to such Person. Notwithstanding the foregoing, any arrangement between the Company or any Subsidiary and the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or with any other country, or any political subdivision thereof, which is entered into with respect to any real property, plant or facility for the primary purpose of providing the Company or such Subsidiary with property tax abatement, local community investment or other similar incentives shall not be deemed a "Sale and Leaseback Transaction."

    "Subsidiary" is defined under the Indenture as a Person, more than 50% of the outstanding voting stock or other beneficial interests of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

(Section 101)

LIMITED COVENANTS IN THE EVENT OF A HIGHLY LEVERAGED TRANSACTION

    Other than the covenants of the Company included in the Indenture as described above, there are no covenants or provisions in the Indenture that may afford Holders protection in the event of a highly leveraged transaction or leveraged buyout involving the Company.

EVENTS OF DEFAULT

    The following events are defined in the Indenture as "Events of Default" with respect to Debt Securities of any series: (a) default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days or more; (b) default in the payment of principal of (or premium, if any, on) any Debt Security of that series at its maturity; (c) default in the deposit of any sinking fund payment, when, as and if due by the terms of a Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture or Debt Securities of any series (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice given to the Company by the Trustee or the Holders of at least 25% in principal amount of the Debt Securities of that series outstanding; (e) default in respect of any bonds, debentures, notes or other similar evidences of indebtedness (including Debt Securities of any series other than that series) of the Company or any Subsidiary under any indenture (including the Indenture) or other instrument under which any bonds, debentures, notes or other similar evidences of indebtedness of the Company or any Subsidiary is issued, or which secures, guarantees or evidences, any bonds, notes, debentures or other similar evidences of indebtedness for borrowed money of the Company or any Subsidiary, and such default shall constitute a failure to pay indebtedness in an amount in excess of $20,000,000 when due and payable (other than as a result of acceleration) after the expiration of any applicable grace period with respect thereto, or shall result in the acceleration of the maturity of such indebtedness having an aggregate principal amount in excess of $20,000,000 if such indebtedness has not been discharged or such acceleration has not been rescinded or annulled, within 10 days after written notice given to the Company by the Trustee or the Holders of at least 25% in principal amount of the outstanding Debt Securities of such series; PROVIDED that the foregoing provisions of this clause (e) do not apply to any default or defaults by one or more Subsidiaries during any three consecutive year period where the aggregate Consolidated Net Tangible Assets of such Subsidiaries at the time of such defaults do not exceed 10% of the Consolidated Net Tangible Assets of the Company, as shown on the audited consolidated financial statements of the Company as of the end of the fiscal year preceding the date of determination;
(f) certain events of bankruptcy, insolvency or reorganization involving the Company or its Subsidiaries; PROVIDED that this clause (f) does not apply to any such event or events with respect to one or more Subsidiaries during any three consecutive year period where the aggregate Consolidated Net Tangible Assets of such Subsidiaries at the time of such events do not exceed 10% of the Consolidated Net Tangible Assets of the Company, as shown on the audited consolidated financial statements of the Company as of the end of the fiscal year preceding the date of determination; and (g) any other Event of Default provided with respect to Debt Securities of such series. (Section 501)

    If an Event of Default with respect to Debt Securities of any series at the time outstanding shall occur and be continuing, either the Trustee or the Holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately; provided, however, that under certain circumstances the Holders of a majority in aggregate principal amount of outstanding Debt Securities of that series may rescind and annul such declaration and its consequences. (Section 502)

    Reference is made to the Prospectus Supplement relating to any series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to the principal amount of such Original Issue Discount Securities due upon the occurrence of an Event of Default and the continuation thereof.

    The Indenture provides that the Trustee, within 90 days after the occurrence of a default with respect to any series of Debt Securities, shall give to the Holders of Debt Securities of that series notice of all uncured defaults known to it (the term default to mean the events specified above without grace periods), provided that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any Debt Security of such series or in the payment of any sinking fund installment with respect to Debt Securities of such series, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of the Debt Securities of such series. (Section 602)

    The Company is required to furnish to the Trustee annually a statement by certain officers of the Company as to such officers' knowledge of the Company's compliance with the conditions and covenants under the Indenture and as to any default in the performance of the covenants thereunder. (Section 704)

    The Holders of a majority in principal amount of the outstanding Debt Securities of any series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series, and to waive certain defaults. (Sections 512 and 513)

    The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 601) Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of Debt Securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. (Section 603)

AMENDMENT AND SUPPLEMENT

    The Indenture may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Debt Securities at the time outstanding of each series affected by such amendment or supplement; provided that, without the consent of the Holders of all the Debt Securities affected thereby, no such amendment or supplement may change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount payable upon a declaration of acceleration of the Debt Security, or adversely affect any right of repayment at the option of the Holder, or reduce the amount or postpone the date fixed for the payment of any sinking fund, or change the time for payment of any interest on any Debt Securities, or make any Debt Security payable in money other than that stated in the Debt Security, or reduce the aforesaid percentage of principal amount of Debt Securities whose Holders must consent to an amendment, supplement or waiver. Without the consent of any Holder of Debt Securities, the Company may amend or supplement the Indenture to, among other things, (i)
evidence the succession of another corporation to the Company, (ii) add covenants or additional Events of Default for the benefit of the Holders of all or any series of Debt Securities, (iii) cure any ambiguity, correct or supplement any provision which is inconsistent with another provision or add any other provision which does not adversely affect the interests of the Holders of Debt Securities in any material respect, or (iv) change or eliminate any provision of the Indenture if such change or elimination is effective only when there are no Debt Securities outstanding which were issued prior to such change or elimination and entitled to the benefit of such provision. (Sections 901 and
902)

WAIVER

    The Holders of a majority of the principal amount of the outstanding Debt Securities of any series, on behalf of the Holders of all outstanding Debt Securities of such series, may waive any past default under the Indenture with respect to such series and the consequences thereof, except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in respect of certain covenants or provisions of the Indenture which cannot be amended or modified without the consent of the Holder of each outstanding Debt Security of such series affected. (Section 513)

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more fully registered Global Securities that will be deposited with a depositary (the "Depositary"), or with a nominee for a Depositary, identified in the Prospectus Supplement relating to such series. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. A Global Security may not be transferred except as a whole by the Depositary with respect to such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or except to the Trustee in exchange for definitive Debt Securities under the limited circumstances provided in the Indenture. (Section 305)

    The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

    Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of Persons that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security (with respect to interests of participants) or by participants or Persons that hold through participants (with respect to interests of Persons other than participants).

    So long as the Depositary for a Global Security, or its nominees, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the
Indenture, except under limited circumstances relating to consents and directions by Holders as specified in the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not, except as specified in the Indenture, be considered the owners or Holders thereof under the Indenture.

    Principal, premium, if any, and interest payments on Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. None of the Company, the Trustee or any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that the Depositary for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

    The Indenture provides that if the Depositary for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Global Security or Securities representing such Debt Securities. (Section
305)

    The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

DEFEASANCE

    The Indenture provides that unless the Company elects otherwise with respect to the Debt Securities of any series, the Company may at any time discharge (a "legal defeasance") its obligations with respect to such Debt Securities (other than certain obligations to the Trustee and the Company's obligations with respect to the registration, transfer and exchange of such Debt Securities, mutilated, destroyed, lost and stolen Debt Securities, the maintenance of an office or agency in the Place of Payment and the treatment of funds held by Paying Agents), or may be released from the restrictions described under "Certain Covenants of the Company" above ("covenant defeasance") if, among other things, the Company has irrevocably deposited or caused to be deposited with the Trustee (or other satisfactory trustee), as trust funds for the payment of the Debt Securities, money and/or U.S. Government Obligations (as defined below) which through the scheduled payment of principal and interest will provide money in an amount sufficient, without reinvestment, to pay and discharge the principal of (and premium, if any) and interest on such Debt Securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments applicable to the Debt Securities of such series on the due date thereof.

    In addition, in the case of legal defeasance, the Company is required to deliver to the Trustee an opinion of counsel stating that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since January 30, 1996, there has been a change in the applicable Federal income tax law, in either case to the effect that the Holders of such Debt Securities to be defeased will not recognize income, gain or loss for Federal income tax purposes as a result of such legal defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred. In the case of a covenant defeasance, the Company is required to deliver to the Trustee an opinion of counsel to the effect that the Holders of such Debt Securities for which covenant defeasance is proposed will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

    "U.S. Government Obligations" is defined in the Indenture as securities that are (i) direct obligations of the United States of America or any agency or instrumentality thereof to pay principal in a fixed amount that are not callable at the issuer's option or (ii) direct obligations of the United States of America or any agency or instrumentality thereof to pay interest in a fixed amount, in each case for the payment of which the full faith and credit of the United States of America is pledged or unconditionally guaranteed, as applicable. (Section 1304)

THE TRUSTEE

    The Trustee acts as trustee under the Indenture. The Trustee is a lender, and from time to time the Trustee and its affiliates may be lenders, to the Company. Frank V. Cahouet, a director of the Company, is Chairman, Chief Executive Officer, President and a Director of the Trustee.

                              PLAN OF DISTRIBUTION

    The Company may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents. Such underwriters may include Goldman, Sachs & Co., or a group of underwriters represented by firms including Goldman, Sachs & Co. Goldman, Sachs & Co. may also act as agents.

    The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933 (the "Act"). Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

    Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act.

    If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

    The expected time of delivery of the Debt Securities in respect of which this Prospectus is delivered is set forth in the accompanying Prospectus Supplement.

                                 LEGAL MATTERS

    Certain legal matters with respect to the issuance of the Debt Securities offered hereby will be passed upon for the Company by Irell & Manella, Los
Angeles, California. Certain legal matters will be passed upon for the underwriters by O'Melveny & Myers. O'Melveny & Myers has in the past represented the Company in various matters and may represent the Company in the future.

                                    EXPERTS

    The audited consolidated financial statements of the Company incorporated by reference in this Prospectus, and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report and have been incorporated herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the change as discussed in Note 9 to the consolidated financial statements related to the adoption of Statement of Financial Accounting Standards No. 106 in 1993.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee..............  $ 137,932
Rating Agency Fees...............................................    135,000
Fees and Expenses of Trustee.....................................     10,000
Legal Fees and Expenses..........................................    125,000
Blue Sky Fees and Expenses (including legal fees)................     15,000
Accounting Fees and Expenses.....................................     20,000
Printing Expenses................................................     16,000
Miscellaneous Expenses...........................................      5,000
                                                                   ---------
    TOTAL........................................................  $ 463,932
                                                                   ---------
                                                                   ---------

    All of the above expenses except the registration fees are estimated. All of such expenses will be borne by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law generally provides that a corporation is empowered to indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving, at the request of the Company, in any of such capacities of another corporation or other enterprise, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 describes in detail the right of the Company to indemnify any such person. The Certificate of Incorporation and Bylaws of the Company provide generally for indemnification of all such directors, officers and agents to the fullest extent permitted under law. The Company's Certificate of Incorporation and Bylaws eliminate the liability of directors to the fullest extent permitted under law. The Company's directors and officers currently are covered by directors' and officers' liability insurance.

    Reference is also made to the indemnification provisions contained in the Underwriting Agreement (a form of which is being filed as Exhibit 1.1 hereto) with respect to undertakings to indemnify the Company, its directors, officers and controlling persons within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), against certain liabilities, including liabilities under the Securities Act or otherwise.

ITEM 16.  EXHIBITS

       1.1   Form of Underwriting Agreement.
       4.1   Indenture (the "Indenture") between the Company and Mellon Bank, N.A. (the
              "Trustee") dated as of January 30, 1996.
       5.1   Opinion of Irell & Manella as to the validity of Debt Securities to be offered.
      12.1   Statement regarding computation of ratios of earnings to fixed charges.
      23.1   Consent of Irell & Manella, contained in the opinion filed as Exhibit 5.1.
      23.2   Consent of Arthur Andersen LLP.
      24.1   Power of Attorney appears on the signature page hereof.
      25.1   Form T-1 Statement of Eligibility and Qualification of the Trustee.

ITEM 17.  UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration  by means of a post-effective  amendment
    any   of  the  securities  being  registered  which  remain  unsold  at  the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the items listed in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

        (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                        SIGNATURES AND POWER OF ATTORNEY

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 30th day of January, 1996.

                                          TELEDYNE, INC.

                                          By:       /S/ WILLIAM P. RUTLEDGE

                                             -----------------------------------
                                                     William P. Rutledge
                                                  CHAIRMAN OF THE BOARD AND
                                                   CHIEF EXECUTIVE OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of William P. Rutledge, Donald B. Rice and Douglas J. Grant, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this Registration Statement on Form S-3 under the Securities Act of 1933, including any amendment or amendments relating thereto, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done.

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement on Form S-3 has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated:

             SIGNATURE                         TITLE                  DATE
-----------------------------------  -------------------------  ----------------

      /S/ WILLIAM P. RUTLEDGE        Chairman of the Board,
-----------------------------------   Chief Executive Officer   January 30, 1996
        William P. Rutledge           and Director

       /S/ FRANK V. CAHOUET
-----------------------------------  Director                   January 30, 1996
         Frank V. Cahouet

-----------------------------------  Director
          Diane C. Creel

         /S/ RONALD LABOW
-----------------------------------  Director                   January 30, 1996
           Ronald LaBow

             SIGNATURE                         TITLE                  DATE
-----------------------------------  -------------------------  ----------------

        /S/ DONALD B. RICE           President, Chief
-----------------------------------   Operating Officer and     January 30, 1996
          Donald B. Rice              Director

       /S/ GEORGE A. ROBERTS
-----------------------------------  Director                   January 30, 1996
         George A. Roberts

       /S/ FAYEZ S. SAROFIM
-----------------------------------  Director                   January 30, 1996
         Fayez S. Sarofim

      /S/ HENRY E. SINGLETON
-----------------------------------  Director                   January 30, 1996
        Henry E. Singleton

       /S/ DOUGLAS J. GRANT          Treasurer (Principal
-----------------------------------   Financial Officer)        January 30, 1996
         Douglas J. Grant

         /S/ DALE G. REID            Assistant Treasurer
-----------------------------------   (Principal Accounting     January 30, 1996
           Dale G. Reid               Officer)

                                 EXHIBIT INDEX

 1.1       Form of Underwriting Agreement.
 4.1       Indenture (the "Indenture") between the Company and Mellon Bank, N.A. (the "Trustee")
            dated as of January 30, 1996.
 5.1       Opinion of Irell & Manella as to the validity of Debt Securities to be offered.
12.1       Statement regarding computation of ratios of earnings to fixed charges.
23.1       Consent of Irell & Manella, contained in the opinion filed as Exhibit 5.1.
23.2       Consent of Arthur Andersen LLP.
24.1       Power of Attorney appears on the signature page hereof.
25.1       Form T-1 Statement of Eligibility and Qualification of the Trustee.